Exhibit 23.1
[KPMG LETTERHEAD]
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Mobility Electronics, Inc.:
We consent to the use of our report dated March 10, 2005, except as to Note 2, which is as of November 10, 2005, with respect to the consolidated balance sheets of Mobility Electronics, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004 (as restated), and our report dated March 10, 2005, except as to the fourth and fifth paragraphs of Management’s Report on Internal Control Over Financial Reporting (as restated), which are as of November 10, 2005, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K/A of Mobility Electronics, Inc. incorporated herein by reference, and to the reference to our firm under the heading, “Experts” in the prospectus.
Our report dated March 10, 2005, except as to the fourth and fifth paragraphs of Management’s Report on Internal Control over Financial Reporting (as restated), which are as of November 10, 2005, expresses our opinion that Mobility Electronics, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the control criteria and contains an explanatory paragraph that states that Mobility Electronics, Inc. did not maintain effective internal control over financial reporting due to the following material weakness identified and included in its restated assessment. The Company did not have effective policies and procedures and lacked effective reviews by personnel at an appropriate level for accounting for the costs incurred related to business combinations, to ensure that such costs were accounted for in accordance with generally accepted accounting principles. This material weakness resulted in material errors in accounting requiring restatement of Mobility Electronics, Inc.’s financial statements for the fiscal years ended December 31, 2004 and 2003 and the interim periods within 2003 and 2004. As stated in the fourth and fifth paragraphs of Management’s Report on Internal Control over Financial Reporting (as restated), management’s assessment of the effectiveness of Mobility’s internal control over financial reporting has been restated.
/s/ KPMG LLP
Phoenix, Arizona
January 20, 2006